Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-4 (File No. 333-224227) of our report dated February 9, 2018, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, with respect to our audit of the balance sheets of Stellar Acquisition III Inc. as of November 30, 2017 and 2016, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended November 30, 2017 and for the period from December 8, 2015 (date of inception) to November 30, 2016, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, NY
November 13, 2018